Exhibit 99.1

           HAEMONETICS REPORTS FIRST QUARTER FISCAL YEAR 2006 EARNINGS

     BRAINTREE, Mass., July 28 /PRNewswire-FirstCall/ -- Haemonetics Corporation (NYSE: HAE) reported today first quarter fiscal year 2006 net revenue of $103.2 million, a 9.1% increase over first quarter of fiscal year 2005. Diluted net earnings per share for the quarter were $0.47, up 23.3% over Q1:05.

     Brad Nutter, Haemonetics President and CEO, said, "The solid first quarter results reflect balanced growth in each of our core product lines, with our newer red cell and OrthoPAT product lines growing at about 30%. Our results in the quarter also benefited from the positive impact of currency exchange rates. As a result, we continue to be confident that for the full year, we will meet our target revenue growth of 11-13%, operating income growth of approximately 20%, operating margin in excess of 16% and diluted net earnings per share in the range of $1.73 to $1.83."

     The Company's first quarter disposables revenues by product line were:

                                                                % Inc
     Product Line                           Revenue          over Q1:05
     ---------------------------         ---------------     ----------
     Plasma                               $27.3 million           7.1%
     Blood Bank                           $32.7 million           6.2%
     Red Cells                             $8.5 million          30.9%
     Patient                              $22.7 million           9.2%

     FINANCIAL HIGHLIGHTS
     Haemonetics reported the following additional financial results:

     P&L Highlights

                                                                 Change from
                                        7/2/05        7/3/04      prior year
                                       --------      --------    ------------
     Net revenue                       $  103.2      $   94.6         +9.1%
     Gross profit                      $   54.5      $   47.1        +15.8%
     Operating expenses                $   36.0      $   32.1        +12.1%
     Operating income                  $   18.5      $   15.0        +23.6%
     Diluted net earnings per share    $   0.47      $   0.38        +23.3%

     Gross margin                          52.8%         49.8%       +300 bp
     Operating margin                      17.9%         15.8%       +210 bp

     In addition to currency, two other factors affected the Company's net income. Higher short-term interest rates affected net income favorably, and a higher tax rate impacted net income negatively. The tax rate for the quarter increased to 36% versus 32% in Q1:05 (when the Company had received a one-time $600,000 income tax benefit in the quarter in Japan).

     Balance Sheet Highlights

     Haemonetics achieved an increase in cash and short term investments on the balance sheet of $12.3 million over Q4:05 for a first quarter end cash balance of $198.1 million. The Company also generated $11.8 million in cash flow from operating activities for the quarter.

     Haemonetics will post detailed information on the positive effects of currency and the Company's annual guidance on the web at http://www.haemonetics.com/site/content/investor/fin_history.asp.

     DONOR PRODUCT LINE HIGHLIGHTS
     Plasma disposables revenue was $27.3 million for the quarter, up 7.1% from Q1:05. In the quarter, the Company successfully completed the first phase of a two part plan to convert 55 plasma collection centers owned by ZLB Plasma Services ("ZLB") to utilize Haemonetics' technology. Plasma disposable revenue in the quarter benefited from the additional disposables sales to ZLB as well as from disposables unit growth in the rebounding U.S. market.

     Blood bank revenue was $32.7 million for the quarter, up 6.2% over Q1:05. Currency and strong disposables revenue growth in Asian markets, exclusive of Japan, contributed to the blood bank revenue growth.

     Red cell disposables revenue was $8.5 million for the quarter, up 30.9% over Q1:05. Unit growth in the U.S. was a key driver of red cell disposables revenue growth as the U.S. continues to outpace other markets in converting to automated red cell collection.

     PATIENT PRODUCT LINE HIGHLIGHTS
     Disposables revenue for the Patient family of products was $22.7 million for the quarter, up 9.2% over Q1:05. Patient product growth was driven by OrthoPAT(R) brand disposables revenue which was $5.6 million for the quarter, up 28.3% over Q1:05.

     The Cell Saver(R) 5+, a new product launched worldwide in Q4:05, contributed to strong equipment sales for the Patient Division in the first quarter.

     CORPORATE UPDATE
     Haemonetics continues to make progress with new products, but announced that launch of the CritScan(R) is currently delayed until later in the year. The Company is addressing issues with the device not performing to quality standards in initial customer trials. Additionally, while the cardioPAT(TM) surgical blood salvage system launched on time, Haemonetics announced today that it is voluntarily recalling the 30 devices at customer trial sites. The Company discovered a potential problem with a valve on the disposable. Customers continue to affirm the value of this new device for their patients, and Haemonetics expects to resume marketing the device by early calendar year 2006. All other new product launches remain on track and on budget.

     Finally, a highlight for the quarter was the award of $27.8 million in damages, plus attorney's fees and other costs, by an arbitration panel to Haemonetics on its breach of contract claim against Baxter Healthcare Corporation. The Company expects to receive the payment by the end of the calendar year.(1)

     CONFERENCE CALL
     Haemonetics will hold a conference call on Thursday, July 28th at 10:00 am eastern to review the financial and operational performance of the quarter.

     Interested parties can participate by calling (800) 322-0079 (US only) or
(973) 935-2100. The call will be replayed through August 12th at (877) 519- 4471 (US only) or (973) 341-3080 using PIN 6230156.

     INVESTOR CONFERENCE
     Brad Nutter will be presenting at the Adams Harkness 25th Annual Summer Seminar in Boston on August 2, 2005.

     Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics' products and markets, visit its web site at http://www.haemonetics.com.

     (1) For more information on this arbitration and decision, see Haemonetics' press release of May 25, 2005 at http://www.haemonetics.com/site/content/km/news_198.asp.

     This release contains forward looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.

     CONTACT:
      Julie Fallon
      Tel. (781) 356-9517
      Alternate Tel. (617) 320-2401
      fallon@haemonetics.com

                             HAEMONETICS CORPORATION
                    FINANCIAL SUMMARY FOR FIRST QUARTER FYE06
              (UNAUDITED DATA IN THOUSANDS, EXCEPT PER SHARE DATA)

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                 % Inc/(Dec)
                                                                                  vs prior
                                                  07/02/05        07/03/04          year
                                                ------------    ------------    ------------
NET REVENUES                                    $    103,173    $     94,602             9.1
Gross profit                                          54,524          47,100            15.8
      R&D                                              5,541           4,054            36.7
      S, G & A                                        30,488          28,084             8.6

Operating expenses                                    36,029          32,138            12.1

Operating income                                      18,495          14,962            23.6
      Interest expense                                  (541)           (661)          (18.2)
      Interest income                                  1,313             363           261.7
      Other income/(expense), net                        864            (232)         (472.4)

Income before taxes                                   20,131          14,432            39.5

Tax expense                                            7,247           4,612            57.1

NET INCOME                                      $     12,884    $      9,820            31.2

Net income per common share
 assuming dilution                              $       0.47    $       0.38            23.3

Weighted average number of shares
      Basic                                           26,280          25,155
      Diluted                                         27,209          25,579

                                                                                  Inc/(Dec)
                                                                                  vs prior
                                                                                 year profit
               PROFIT MARGINS                                                     margin %
---------------------------------------------   ------------    ------------    ------------
Gross profit                                            52.8%           49.8%            3.0
R&D                                                      5.4%            4.3%
S, G & A                                                29.6%           29.7%
Operating income                                        17.9%           15.8%            2.1
Income before taxes                                     19.5%           15.3%            4.2
Net income                                              12.5%           10.4%

                                REVENUE ANALYSIS

                                                  07/02/05        07/03/04      % Inc/(Dec)
                                                ------------    ------------    ------------
Revenues by Geography
           United States                        $     38,223    $     32,907            16.2
           International                              64,950          61,695             5.3
           Net Revenues                         $    103,173    $     94,602             9.1

Disposable Revenues by Product Family

Donor:
           Plasma                               $     27,303    $     25,486             7.1
           Blood Bank                                 32,690          30,769             6.2
           Red Cell                                    8,455           6,461            30.9
                                                $     68,448    $     62,716             9.1
Patient:
           Surgical                             $     22,685    $     20,773             9.2

           Subtotal                             $     91,133    $     83,489             9.2

Equipment                                       $      6,111    $      6,673            (8.4)
Misc & Service                                         5,929           4,440            33.5
Net Revenues                                    $    103,173    $     94,602             9.1

                         CONSOLIDATED BALANCE SHEETS

                        Period ending                               Period ending
                   ----------------------                      ----------------------
                    07/02/05    04/02/05                        07/02/05    04/02/05
                   ----------  ----------                      ----------   ---------
Assets                                       Liabilities & Stockholders' Equity
                                             S/T debt &
Cash & cash                                   current
 equivalents       $  198,067  $  185,815     maturities       $   26,258   $  26,612
Accounts                                     Other current
 receivable, net       83,625      80,719     liabilities          62,885      61,310
Inventories, net       55,998      53,088    Total current
                                              liabilities          89,143      87,922
Other current
 assets                27,175      23,989    Long-term debt        19,101      19,231
   Total current                             Other long-term
    assets            364,865     343,611     liabilities           5,049       5,469
Net PP&E               67,910      69,337
Other assets           53,087      54,809    Stockholders'
                                              equity              372,569     355,135

                                             TOTAL
                                              LIABILITIES &
    TOTAL ASSETS   $  485,862  $  467,757     EQUITY           $  485,862   $ 467,757

SOURCE  Haemonetics Corporation
    -0-                             07/28/2005
    /CONTACT: Julie Fallon, +1-781-356-9517, Alternate Tel. +1-617-320-2401,
fallon@haemonetics.com/
    /Web site:  http://www.haemonetics.com/